Press Release	For Further Information: Sean T. Smith Senior Vice President Chief Financial Officer (203)775-9000 ssmith@photronics.com

PHOTRONICS ACQUIRES $30.4 MILLION AGGREGATE PRINCIPAL AMOUNT OF ITS OUTSTANDING 5.5% CONVERTIBLE NOTES

     Brookfield, Connecticut March 30, 2011 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that it acquired $30.4 million aggregate principal amount of its 5.5% convertible senior notes due in October 2014.

     The convertible notes were acquired in individually negotiated transactions, by delivering approximately $19.7 million in cash and approximately 4.5 million shares of its common stock with an approximate value of $39.2 million. As a result, the Company expects to record an after-tax charge in the range of $30 million to $31 million, of which approximately 67% is expected to be noncash. As a result of the after-tax charge and the issuance of common stock, the Company's equity will increase by approximately $9 million.

     Additional debt repurchases may be made from time to time at prices Photronics considers to be attractive. The timing and amount of such repurchases, if any, will depend on many factors, including but not limited to, the availability of capital, prevailing market price of its debt, and overall market conditions. No assurance can be given that the Company will repurchase any additional debt.

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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release involve risks and uncertainties that may affect the Company's operations and financial condition.